EXHIBIT 21.1
Subsidiaries of YRC Worldwide Inc.
At December 31, 2017

Name	Percentage Ownership	Jurisdiction of Incorporation or Formation
1105481 Ontario, Inc.	100%	Ontario
Express Lane Service, Inc.	100%	Delaware
New Penn Motor Express LLC	100%	Delaware
OPK Insurance Co. Ltd.	100%	Bermuda
Roadway LLC	100%	Delaware
Roadway Next Day Corporation	100%	Pennsylvania
Delaware LLC	100%	Delaware
Reimer Express Lines Ltd.	100%	Canada
YRC Transportation, S.A. de C.V.	41.1% [1]	Mexico
Roadway Express International, Inc.	100%	Delaware
Transcontinental Lease, S. de R.L. de C.V.	.01% [2]	Mexico
Roadway Express, S.A. de C.V.	99.99% [3]	Mexico
Roadway Reverse Logistics, Inc.	100%	Ohio
Transcontinental Lease, S. de R.L. de C.V.	99.99% [2]	Mexico
Roadway Express, S.A. de C.V.	.01% [3]	Mexico
YRC Transportation, S.A. de C.V.	58.9% [1]	Mexico
YRC Services S. de R.L. de C.V.	100%	Mexico
USF Holland LLC	100%	Delaware
USF Holland International Sales Corporation	100%	Nova Scotia
YRC Association Solutions, Inc.	100%	Delaware
YRC International Investments, Inc.	100%	Delaware
YRC Logistics Asia Limited	100%	Hong Kong
PT Meridian IQ Indonesia International	100%	Indonesia
YRC (Shanghai) Management Consulting Co., Ltd.	100%	China
YRC Mortgages, LLC	100%	Delaware
YRC Regional Transportation, Inc.	100%	Delaware
USF Bestway Inc.	100%	Arizona
USF Dugan Inc.	100%	Kansas
USF Glen Moore Inc.	100%	Pennsylvania
USF Reddaway Inc.	100%	Oregon
USF RedStar LLC	100%	Delaware
YRC Logistics Services, Inc.	100%	Illinois
YRC Logistics Inc.	100%	Ontario
YRC Enterprise Services, Inc.	100%	Delaware
YRCW Receivables LLC	100%	Delaware

1 YRC Transportation, S.A. de C.V. is owned 58.9% by YRC Inc. and 41.1% by Reimer Express Lines Ltd.
2 Transcontinental Lease, S. de R.L. de C.V. is owned 99.99% by YRC Inc. and .01% by Roadway Express International, Inc.
3 Roadway Express, S.A. de C.V. is owned 99.99% by YRC Inc. and .01% by Transcontinental Lease, S. de R.L. de C.V.